Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated August 7, 2018 relating to the financial statements of Hemp Naturals, Inc. as of and for the year ended November 30, 2017. We also consent to the reference to us under the heading "Experts" in such Offering Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

April 26, 2019